Exhibit (d)(1)(iv)

AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

This Amendment (the “Amendment”) is made and entered into effective May 1, 2013 among M Financial Investment Advisers, Inc., a Colorado corporation (the “Adviser”) and M Fund, Inc. a Maryland corporation (the “Fund” and with the Adviser, the “Parties”).

RECITALS

A.                        The Parties entered into an Investment Advisory Agreement dated September 1, 2001, as amended (the “Agreement”).

B.                        The Parties desire to replace Iridian Asset Management, LLC with AJO, LP as the sub-adviser to the M Business Opportunity Value Fund.

C.                        As a result of the change in sub-adviser, the name of the M Business Opportunity Value Fund will be changed to the M Business Opportunity Value Fund to the M Large Cap Value Fund and the sub-advisory fees for such Portfolio will increase.

D.                        The parties desire to amend the Agreement to provide for these changes.

AGREEMENT

1.                            Amendment.

a.              The reference to the “M Business Opportunity Value Fund” in the third recital of the Agreement is replaced with M Large Cap Value Fund.

b.              The reference to the “M Business Opportunity Value Fund” on Schedule A is replaced with “M Large Value Fund” and the corresponding Annual Rate of Compensation is replaced with:

0.45% on the first $250 million

0.35% on the next $250 million

0.30% on the next $250 million

0.275% thereafter

2.                          Other Provisions.  The provisions of the Agreement that are not amended or deleted by this Amendment remain unchanged and in full force and effect.

3.                          Defined Terms.  All capitalized terms used, but not defined in this Amendment, have the definitions given them in the Agreement.

4.                          Signatures.  This Amendment may be signed in counterparts.  A fax of portable document format (pdf) transmission of a signature page will be considered an original signature page.  At the request of a Party, the other Party will confirm a fax- or pdf-transmitted signature page by delivering an original signature page to the requesting Party.

The Parties have caused this AMENDMENT TO ADVISORY AGREEMENT to be executed by their duly authorized officers as of the day and year first written above.

M FINANCIAL ADVISERS, INC.

/s/ JoNell Hermanson
By: JoNell Hermanson, President

M FUND, INC.

/s/ JoNell Hermanson
By: JoNell Hermanson, President